Exhibit 99.1

AMERICAN MEDICAL ALERT CORP. ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS

OCEANSIDE, New York. - June 12, 2006 - American Medical Alert Corp. (NASDAQ: AMAC),  a healthcare communications company, today announced that its 2006 annual meeting of shareholders is scheduled to take place on Thursday, August 3, 2006, at 10:00 a.m. Eastern time, at the offices of Moses & Singer LLP, 405 Lexington Avenue, 12th Floor, New York, New York 10174. The close of business on June 8, 2006 was fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. AMAC's annual report along with the notice of meeting and proxy statement is expected to be mailed on or about June 21, 2006 to all shareholders of record as of the record date.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates seven communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.